Exhibit 99.1

EXPLANATION OF RESPONSES

Patrick T. Hackett (the “Reporting Person”) is a director of Nuance Communications, Inc. (the “Issuer”), a Partner of Warburg Pincus & Co., a New York general partnership (“WP”), and a Member and Managing Director of Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with “WP”, the “Warburg Pincus Entities”).   On March 14, 2013, Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, and two affiliated partnerships (collectively, “WP VIII”), distributed, which distribution did not constitute a purchase or sale of securities, an aggregate of 9,945,723 shares (the “Distribution Shares”) of common stock (“Common Stock”) of the Issuer held by them, in the aggregate, to their respective partners on a pro rata basis (the “WP Distribution”), for no consideration.

In connection with the WP Distribution, an aggregate of 53,790 Distribution Shares were transferred to the Reporting Person (including certain estate planning vehicles).  The Reporting Person also beneficially owns 90,000 shares of restricted common stock of the Issuer that were issued to him in his capacity as a director of the Issuer.  Due to his relationships with the Warburg Pincus Entities, the Reporting Person may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities and Exchange Act of 1934, as amended) in an indeterminate portion of the shares of the Issuer held by WP VIII, Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WPP X” and, together with WP X, the “WP X Funds”).  The Reporting Person disclaims beneficial ownership of the shares of the Issuer held by WP VIII and the WP X Funds (together with WP VIII, the “Funds”), except to the extent of any direct pecuniary interest therein.

This Form 4 shall not be deemed an admission that the Reporting Person or any other person referred to herein is a beneficial owner of the shares of Common Stock held by the Funds for purposes of Section 16 of the Exchange Act or for any other purpose or that the Reporting Person or other person has an obligation to file this Form 4 except, in each case, to the extent it or he has a pecuniary interest in such shares of Common Stock for purposes of Section 16 of the Exchange Act.